Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT:	Michael J. Koss

May 20, 2011		President & CEO
(414) 964-5000
mjkoss@koss.com

KOSS ADVISES COURT OF SETTLEMENT IN PRINCIPLE OF SHAREHOLDER DERIVATIVE CASE

Milwaukee, Wisconsin:  Koss Corporation (NASDAQ SYMBOL: KOSS), the U.S. based high-fidelity stereophone company, along with the Plaintiffs and the individual Koss Director Defendants in the Shareholder Derivative action pending in the Circuit Court of Milwaukee County, Wisconsin, submitted a Joint Report advising the Court that these parties have reached an agreement in principle for the settlement of the claims asserted against the individual Koss Director Defendants.

Among other things, the agreement in principle contemplates, subject to the Court’s approval: (i) the dismissal with prejudice of the claims asserted by Plaintiffs, derivatively, on behalf of Koss Corporation, against the individual Koss Director Defendants, and (ii) a dismissal without prejudice as to claims asserted in the Shareholder Derivative action against Defendants Grant Thornton LLP and Sujata Sachdeva, in deference to a pending action against Grant Thornton LLP and Sujata Sachdeva  brought by Koss Corporation in Chicago, Illinois.

The Joint Report further stated that Plaintiffs and the individual Koss Director Defendants are preparing formal settlement documentation and will be submitting such documentation to the Court for approval shortly.

Koss Corporation markets a complete line of high-fidelity stereophones, speaker-phones, computer headsets, telecommunications headsets, active noise canceling stereophones, wireless stereophones, and compact disc recordings of American Symphony Orchestras on the Koss Classics label.

This press release contains forward-looking statements.  These statements relate to future events or our future financial performance.  In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “forecasts,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue” or the negative of such terms and other comparable terminology.  These statements are only predictions.  Actual events or results may differ materially.  In evaluating forward-looking statements, you should specifically consider various factors that may cause actual results to vary from those contained in the forward-looking statements, such as general economic conditions, in particular, consumer demand for the Company’s and its customers’ products, competitive and technological developments, foreign currency fluctuations, and costs of operations.  Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.  The forward-looking statements made herein are only made as of the date of this press release and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.  In addition, such uncertainties and other operational matters are discussed further in the Company’s quarterly and annual filings with the Securities and Exchange Commission.

#  #  #